Exhibit 99.2

CCC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes for the year ended December 31, 2020 included as an exhibit to the amendment to the current report on Form 8-K, which was originally filed with the SEC on August 5, 2021 (as originally filed, the “Super 8-K” and, as amended hereby, the “8-K/A”). This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the Super 8-K and in the section entitled “Risk Factors” in the Proxy Statement/Prospectus filed on July 6, 2021 by Dragoneer Growth Opportunities Corp. (“Dragoneer”).

Unless otherwise indicated or the context otherwise requires, references in this CCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “CCC,” the “Company,” “we,” “us,” “our” and other similar terms refer to Cypress Holdings, Inc. and its subsidiaries prior to the Business Combination and to CCC Intelligent Solutions Holdings Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Business Overview

Founded in 1980, CCC is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies and applications for the property and casualty (“P&C”) insurance economy. Our SaaS platform connects trading partners, facilitates commerce, and supports mission-critical, AI-enabled digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 31,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions and others.

Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering Direct Repair Programs (“DRP”) in the United States (“U.S.”) beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs. Insurer-to-shop DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.

We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows, from claims to underwriting, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. As of June 30, 2021, we have more than 300 insurers on our network, connecting with over 26,000 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.

Our platform is designed to solve the many-to-many problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. Expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.

We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We are uniquely positioned to provide data-driven insights, analytics, and AI-enhanced workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurer processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI solutions, and have more than 300 AI models deployed in production environments across more than 75 insurers.

One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the P&C insurance economy is driven by technological advancements, Internet of Things (“IoT”) data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.

While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest insurance sector in the U.S. representing nearly half of Direct Written Premiums (“DWP”), we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.

We have strong customer relationships in the end-markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S. as of June 30, 2021, based on DWP, and hundreds of regional carriers. We have more than 31,000 total customers, including over 26,000 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 12 of the top 15 automotive manufacturers as of June 30, 2021, based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.

Key Performance Measures and Operating Metrics

In addition to our GAAP and non-GAAP financial measures, we rely on Software Net Dollar Retention Rate (“Software NDR”) and Software Gross Dollar Retention Rate (“Software GDR”) to measure and evaluate our business to make strategic decisions. Software NDR and Software GDR may not be comparable to or calculated in the same way as other similarly titled measures used by other companies.

Software NDR

We believe that Software NDR provides our management and our investors with insight into our ability to retain and grow revenue from our existing customers, as well as their potential long-term value to us. We also believe the results shown by this metric reflect the stability of our revenue base, which is one of our core competitive strengths. We calculate Software NDR by dividing (a) annualized software revenue recorded in the last month of the measurement period, for example, June for a quarter ending June 30, for unique billing accounts that generated revenue during the corresponding month of the prior year by (b) annualized software revenue as of the corresponding month of the prior year. The calculation includes changes for these billing accounts, such as change in the solutions purchased, changes in pricing and transaction volume, but does not reflect revenue for new customers added. The calculation excludes: (a) changes in estimates related to the timing of one-time revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops represent less than 5% of total revenue within these sales channels). Our Software NDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and also excludes CCC Casualty which are usage and professional service based solutions.

	Quarter Ending	2021	2020
Software NDR	March 31	106%	105%
	June 30	110%	103%
	September 30		103%
	December 31		103%

Software GDR

We believe that Software GDR provides our management and our investors with insight into the value our solutions provide to our customers as represented by our ability to retain our existing customer base. We believe the results shown by this metric reflect the strength and stability of our revenue base, which is one of our core competitive strengths. We calculate Software GDR by dividing (a) annualized software revenue recorded in the last month of the measurement period in the prior year, reduced by annualized software revenue for unique billing accounts that are no longer customers as of the current period end by (b) annualized software revenue as of the corresponding month of the prior year. The calculation reflects only customer losses and does not reflect customer expansion or contraction for these billing accounts and does not reflect revenue for new customer billing accounts added. Our Software GDR calculation represents our annualized software revenue that is retained from the prior year and demonstrates that the vast majority of our customers continue to use our solutions and renew their subscriptions. The calculation excludes: (a) changes in estimates related to the timing of one-time revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops which represent less than 5% of total revenue within these sales channels). Our Software GDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and excludes CCC’s casualty solutions which are usage and professional service based solutions.

	Quarter Ending	2021	2020
Software GDR	March 31	98%	98%
	June 30	98%	98%
	September 30		98%
	December 31		98%

Recent Developments

The Business Combination

On July 30, 2021, we consummated the previously announced business combination transaction (the “Merger”) pursuant to the business combination agreement dated February 2, 2021, as amended, between CCC and Dragoneer, a special purpose acquisition company.

Upon the closing of the Merger, Dragoneer was renamed “CCC Intelligent Solutions Holdings Inc.” and the Company became a wholly owned subsidiary of CCC Intelligent Solutions Holdings Inc.

The Merger will be accounted for as a reverse recapitalization in which Dragoneer is treated as the acquired company. A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity will represent the continuation of the consolidated financial statements of the Company in many respects. The Company will be deemed the accounting predecessor.

As a result of the Merger, New CCC received aggregate gross proceeds of $806 million from the Dragoneer trust account, funds received for issuance on New CCC common stock pursuant to forward purchase agreements and private investment in public equity investors.

As a consequence of the Merger, CCC became the successor to an SEC-registered and NYSE-listed company which will require CCC to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. CCC expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

See the Super 8-K and Note 26, Subsequent Events, to our unaudited condensed consolidated financial statements included as an exhibit to the 8-K/A for further information.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus to be a pandemic. The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other marketing events to virtual-only. The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.

Components of Results of Operations

Revenue

Revenue is derived from the sale of software subscriptions and other revenue, primarily professional services. Software subscription revenues are comprised of fees from customers for the right to use the hosted software over the contract period without taking possession of the software. These revenues are billed on either a subscription or transactional basis with subscription revenue recognized ratably over the contract period and transactional revenue recognized when the transaction for the related service occurs. We generally invoice software subscription agreements monthly either in advance or in arrears, over the subscription period. Software subscription revenue accounted for $159.9 million and $138.6 million, or 96% and 92%, of total revenue during the three months ended June 30, 2021 and 2020, respectively. Software subscription revenue accounted for $311.9 million and $279.0 million, or 96% and 90%, of total revenue during the six months ended June 30, 2021 and 2020, respectively.

Revenues from professional services include fees from customers for the Company’s First Party Clinical Services, and other non-software services. First Party Clinical Services revenue and other non-software services revenue is recognized in the period the service is performed. In December 2020, we sold our First Party Clinical Services to a third-party buyer. First Party Clinical Services revenue was $6.6 million for the three months ended June 30, 2020 and $18.2 million for the six months ended June 30, 2020.

Costs and Expenses

Cost of Revenue

Cost of Revenue, exclusive of amortization of acquired technologies

These costs include costs of software subscription and professional services revenue. Our cost of software subscription revenue is primarily comprised of cloud infrastructure costs, software production costs, IT security costs, license and royalty fees paid to third parties and personnel-related expenses, including salaries, other direct personnel-related costs and share-based compensation, and depreciation expense. We expect cost of revenue, exclusive of amortization of acquired intangibles, to increase in absolute dollars as we continue to hire personnel, require additional cloud infrastructure and incur higher royalty fees in support of our revenue growth.

Our cost of professional services revenue is primarily comprised of personnel-related expenses for our customer support teams and contractors, including salaries, direct personnel-related costs and share-based compensation, and fees paid to third parties. We expect our cost of professional services to decline with the expected decrease in professional services revenue and following the divestiture of our First Party Clinical Services in December 2020. First Party Clinical Services cost of revenue was $6.5 million for the three months ended June 30, 2020 and $15.9 million for the six months ended June 30, 2020.

Amortization of Acquired Technologies

We amortize to cost of revenue the capitalized costs of technologies acquired in connection with the acquisition of the Company by Cypress Holdings, Inc., a corporation organized by affiliates of the Advent Investor, in April 2017 (the “Advent Acquisition”).

Operating expenses

Operating expenses are categorized into the following categories:

Research and development

Our research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology (“IT”) expenses.

Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred. Capitalized software development costs consist primarily of personnel-related costs.

We expect research and development expenses to increase in absolute dollars as we continue to dedicate substantial resources to develop, improve and expand the functionality of our solutions. We also expect an increase in the rate of capitalization of our investments in research and development for the foreseeable future.

Selling and Marketing

Our selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additionally, selling and marketing expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.

We expect our selling and marketing expenses to increase on an absolute dollar basis as we continue to increase investments to support the growth of our business.

General and Administrative

Our general and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additionally, general and administrative expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.

We expect our general and administrative expenses to increase in absolute dollars as we continue to expand our operations, hire additional personnel, and incur costs as a public company. We expect to incur increased expenses related to accounting, tax and auditing activities, directors’ and officers’ insurance, SEC compliance, investor relations and internal control compliance.

Amortization of Intangible Assets

Our amortization of intangible assets consists of the capitalized costs of intangible assets acquired in connection with the Advent Acquisition.

Interest Expense

Interest expense comprises interest expense accrued or paid on our indebtedness. We expect interest expense to vary each reporting period depending on the amount of outstanding indebtedness and prevailing interest rates.

Gain (Loss) on Change in Fair Value of Interest Rate Swaps

Gain (loss) on change in fair value of interest rate swaps comprises fair value adjustments of our interest rate swap agreements at the end of each reporting period. We expect the gain (loss) on change in fair value of interest rate swaps to vary each reporting period depending on the notional amount of each swap agreement and prevailing forward yield curve.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt comprises the write-off of deferred financing fees and original issue discount associated with the Second Lien Term Loan at the time of early extinguishment in February 2020.

Other Income, Net

Other income, net consists primarily of interest income on the Company’s cash balances and foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency.

Income Tax (Provision) Benefit

Income tax (provision) benefit consists of U.S. and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. Earnings from our non-U.S. activities are subject to local country income tax and may be subject to current U.S. income tax. Due to cumulative losses, we maintain a full valuation allowance for deferred tax assets for our operations in foreign jurisdictions. We expect to maintain this full valuation allowance for the foreseeable future.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 to the Three Months Ended June 30, 2020

	Three Months Ended June 30,		Change
(dollar amounts in thousands, except share and per share data)	2021	2020	$	%
Revenue	$166,789	$150,716	$16,073	10.7%
Cost of revenue, exclusive of amortization of acquired technologies	38,932	43,408	(4,476)	-10.3%
Amortization of acquired technologies	6,580	6,574	6	0.1%

Cost of revenue	45,512	49,982	(4,470)	-8.9%

Gross profit	121,277	100,734	20,543	20.4%
Operating expenses:
Research and development	31,253	27,772	3,481	12.5%
Selling and marketing	21,551	17,702	3,849	21.7%
General and administrative	28,394	21,566	6,828	31.7%
Amortization of intangible assets	18,078	18,078	—	0.0%

Total operating expenses	99,276	85,118	14,158	16.6%

Operating income	22,001	15,616	6,385	40.9%
Other income (expense):
Interest expense	(18,903)	(18,643)	(260)	-1.4%
Gain on change in fair value of interest rate swaps	3,089	620	2,469	398.2%
Other income, net	4	115	(111)	-96.5%

Total other income (expense)	(15,810)	(17,908)	2,098	11.7%
Income (loss) before income taxes	6,191	(2,292)	8,483	NM
Income tax (provision) benefit	(2,375)	331	(2,706)	NM

Net income (loss)	$3,816	$(1,961)	$5,777	NM

Net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	$2.57	$(1.32)
Diluted	$2.48	$(1.32)

Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:
Basic	1,484,156	1,480,262
Diluted	1,537,767	1,480,262

NM—Not Meaningful

Revenues

Revenue increased by $16.1 million to $166.8 million, or 10.7%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase in revenue was primarily a result of 9% growth from existing customer upgrades and expanding solution offerings to these existing customers as well as 5% growth from new customers and 2% increase in other transaction revenue, partially offset by a 5% impact in professional services revenues due to the divestiture of the First Party Clinical Services in December 2020.

Cost of Revenue

Cost of revenue decreased by $4.5 million to $45.5 million, or 8.9%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020.

Cost of Revenue, exclusive of amortization of acquired technologies

Cost of revenue, exclusive of amortization of acquired technologies, decreased $4.5 million to $38.9 million, or 10.3%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The decline was due to $6.5 million of costs related to the divestiture of First Party Clinical Services in December 2020, partially offset by an increase of $1.3 million in personnel costs, including share-based compensation and an increase of $0.8 million in depreciation expense due to deployed features, functionality and enhancements to our software solutions and their supporting IT infrastructure.

Amortization of Acquired Technologies

Amortization of acquired technologies was $6.6 million for each of the three months ended June 30, 2021 and 2020.

Gross Profit

Gross profit increased by $20.5 million to $121.3 million, or 20.4%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. Our gross profit percentage increased to 72.7% for the three months ended June 30, 2021 compared to 66.8% for the three months ended June 30, 2020. The increase in absolute dollars and gross profit margin was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements.

Research and Development

Research and development expense increased by $3.5 million to $31.3 million, or 12.5%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was due to a $4.4 million increase in personnel costs, including share-based compensation and a $1.1 million increase in IT costs, partially offset by a $1.0 million decrease in consulting and other professional service costs and a $0.5 million increase in the amount of capitalized time on development projects.

Selling and Marketing

Selling and marketing expense increased by $3.8 million to $21.4 million, or 21.7%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was primarily due to a $2.6 million increase in personnel costs, including sales incentives and share-based compensation, and a $0.9 million increase in event costs, including CCC’s annual industry conference which was cancelled in 2020 due to impacts from COVID-19.

General and Administrative

General and administrative expense increased by $6.8 million to $28.4 million, or 31.7%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was primarily due to costs of $1.9 million for the business combination transaction, a $1.0 million increase in external legal fees and a $1.1 million increase in personnel costs, including share-based compensation. Additionally, the Company’s facilities costs increased $1.5 million due to the Company’s overlapping corporate headquarters leases and due to the acceleration of rent expense from the planned move from its current to its new headquarters in the fourth quarter of 2021.

Amortization of Intangible Assets

Amortization of intangible assets was $18.1 million during the three months ended June 30, 2021 and 2020.

Interest Expense

Interest expense increased by $0.3 million to $18.9 million, or 1.4%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020 primarily due to interest rate fluctuations.

Gain on Change in Fair Value of Interest Rate Swaps

Gain on change in fair value of interest rate swaps increased by $2.5 million for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. The increase was attributable to the proximity of the maturity date of the swap agreements.

Income Tax (Provision) Benefit

Income tax (provision) benefit was a provision of $2.4 million for the three months ended June 30, 2021, compared to a benefit of $0.3 million for the three months ended June 30, 2020. The change in the income tax (provision) benefit was due to the Company’s pretax income during the three months ended June 30, 2021 compared to the pretax loss during the three months ended June 30, 2020.

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

	Six Months Ended June 30,		Change
(dollar amounts in thousands, except share and per share data)	2021	2020	$	%
Revenue	$324,578	$309,924	$14,654	4.7%
Cost of revenue, exclusive of amortization of acquired technologies	76,945	91,795	(14,850)	-16.2%
Amortization of acquired technologies	13,160	13,149	11	0.1%

Cost of revenue	90,105	104,944	(14,839)	-14.1%

Gross profit	234,473	204,980	29,493	14.4%
Operating expenses:
Research and development	61,877	55,315	6,562	11.9%
Selling and marketing	40,968	39,181	1,787	4.6%
General and administrative	66,233	44,566	21,667	48.6%
Amortization of intangible assets	36,155	36,155	—	0.0%

Total operating expenses	205,233	175,217	30,016	17.1%

Operating income	29,240	29,763	(523)	-1.8%
Other income (expense):
Interest expense	(37,669)	(37,800)	131	0.3%
Gain (loss) on change in fair value of interest rate swaps	6,366	(20,527)	26,893	NM
Loss on early extinguishment of debt	—	(8,615)	8,615	100.0%
Other income, net	91	255	(164)	-64.3%

Total other income (expense)	(31,212)	(66,687)	35,475	53.2%
Loss before income taxes	(1,972)	(36,924)	34,952	94.7%
Income tax benefit	704	9,711	(9,007)	-92.8%

Net loss	$(1,268)	$(27,213)	$25,945	95.3%

Net loss per share attributable to Class A and Class B common stockholders—basic and diluted	$(0.85)	$(18.39)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders—basic and diluted	1,483,634	1,479,918

NM—Not Meaningful

Revenues

Revenue increased by $14.7 million to $324.6 million, or 4.7%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase in revenue was primarily a result of a 6% growth from existing customer upgrades and expanding solution offerings to these existing customers as well as 5% growth from new customers, partially offset by a 6% impact on professional services revenues due to the divestiture of the First Party Clinical Services in December 2020.

Cost of Revenue

Cost of revenue decreased by $14.9 million to $90.1 million, or 14.1%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020.

Cost of Revenue, exclusive of amortization of acquired technologies

Cost of revenue, exclusive of amortization of acquired technologies, decreased $14.9 million to $76.9 million, or 16.2%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The decline was due to a reduction of $15.9 million of costs related to the divestiture of First Party Clinical Services in December 2020, and a $1.6 million decrease in consulting and professional services costs, partially offset by an increase of $2.3 million in personnel costs, including share-based compensation, and an increase of $1.6 million in depreciation expense due to deployed features, functionality and enhancements to our software solutions and their supporting IT infrastructure.

Amortization of Acquired Technologies

Amortization of acquired technologies was $13.2 million and $13.1 million for the six months ended June 30, 2021 and 2020, respectively.

Gross Profit

Gross profit increased by $29.5 million to $234.5 million, or 14.4%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase in absolute dollars was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements, partially offset by the divestiture from the Company’s First Party Clinical Services in December 2020. Our gross profit margin increased 72.2% for the six months ended June 30, 2021, compared to 66.1% for the six months ended June 30, 2020. The increase in gross profit margin was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements.

Research and Development

Research and development expense increased by $6.6 million to $61.9 million, or 11.9%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was due to a $7.2 million increase in personnel-related costs, including share-based compensation and a $2.6 million increase in IT costs, partially offset by a $1.3 million decrease in consulting costs, a $0.9 million increase in the amount of capitalized time on development projects and a $0.8 million decrease in communication expenses.

Selling and Marketing

Selling and marketing expense increased by $1.8 million to $41.0 million, or 4.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was primarily due to a $4.3 million increase in personnel related costs, including sales incentives and share-based compensation, partially offset by impacts from COVID-19, including a $1.1 million decrease in travel costs, a $0.7 million decrease in consulting costs and a $0.5 million decrease in marketing and event costs.

General and Administrative

General and administrative expense increased by $21.7 million to $66.2 million, or 48.6%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was primarily due to a $10.6 million increase in personnel related costs, including an $8.9 million increase in share-based compensation mainly related to a stock grant, costs of $5.0 million for the business combination transaction and a $2.1 million increase in external legal fees. Additionally, the Company’s facilities costs increased $3.1 million due to the Company’s overlapping corporate headquarters leases and due to the acceleration of rent expense from the planned move from its current to its new headquarters in the fourth quarter of 2021.

Amortization of Intangible Assets

Amortization of intangible assets was $36.2 million during the six months ended June 30, 2021 and 2020.

Interest Expense

Interest expense decreased by $0.1 million to $37.7 million, or 0.3%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020 primarily due to interest rate fluctuations.

Gain (Loss) on Change in Fair Value of Interest Rate Swaps

Gain (loss) on change in fair value of interest rate swaps increased by $26.9 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. The increase was attributable to the proximity of the maturity date of the swap agreements and the decline in the forward yield curve during the six months ended June 30, 2020.

Loss on Early Extinguishment of Debt

There was no loss on early extinguishment of debt during the six months ended June 30, 2021. Loss on early extinguishment of debt during the six months ended June 30, 2020 was $8.6 million due to the early repayment of the total balance outstanding under the Company’s Second Lien Term Loan.

Income Tax Benefit

Income tax benefit decreased by $9.0 million to $0.7 million, or 92.8%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. Income tax benefit decreased primarily due to lower pretax losses.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted Gross Profit, and EBITDA and Adjusted EBITDA, which are each non-GAAP measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and, starting in 2021, for setting management bonus programs. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies, which may present similar non-GAAP financial measures to investors. Our computation of these non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these measures in the same fashion. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the most directly comparable GAAP measure and a description of the reconciling items and adjustments to derive the non-GAAP measure. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures on a supplemental basis.

Adjusted Gross Profit

We believe that Adjusted Gross Profit, as defined below, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results. Adjusted Gross Profit is defined as gross profit, adjusted for the gross profit associated with First Party Clinical Services which was divested as of December 31, 2020, amortization of acquired technologies, and stock-based compensation, which are not indicative of our recurring core business operating results. The Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by Revenue, less First Party Clinical Services divested revenue of $0 and $6,603 for the three months ended June 30, 2021 and 2020, respectively, and $0 and $18,227 for the six months ended June 30, 2021 and 2020 (amounts in thousands). Gross profit is the most directly comparable GAAP measure to Adjusted Gross Profit, and you should review the reconciliation of Gross Profit to Adjusted Gross Profit below and not rely on any single financial measure to evaluate our business.

The following table reconciles Gross Profit to Adjusted Gross Profit for the three and six months ended June 30, 2021 and 2020, respectively:

	Three months ended June 30,		Six months ended June 30,
(amounts in thousands, except percentages)	2021	2020	2021	2020
Gross Profit	$121,277	$100,734	$234,473	$204,980
First Party Clinical Services—Gross Profit	—	(141)	—	(2,390)
Amortization of acquired technologies	6,580	6,574	13,160	13,149
Stock-based compensation	176	160	394	239

Adjusted Gross Profit	$128,033	$107,327	$248,027	$215,978

Gross Profit Margin	73%	67%	72%	66%
Adjusted Gross Profit Margin	77%	74%	76%	70%

For the three months ended June 30, 2021, Adjusted Gross Profit increased $20.7 million or 19.3%, while Adjusted Gross Profit Margin increased 3% to 77%. For the six months ended June 30, 2021, Adjusted Gross Profit increased $32.0 million or 14.8%, while Adjusted Gross Profit Margin increased 6% to 76%. Each of these increases in Adjusted Gross Profit and Adjusted Gross Profit Margin were primarily due to an increase in software subscription revenue and economies of scale resulting from fixed cost arrangements.

EBITDA and Adjusted EBITDA

We believe that EBITDA and Adjusted EBITDA, as defined below, are useful in evaluating our operational performance distinct and apart from financing costs, certain expenses and non-operational expenses. EBITDA is defined as net income (loss) adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for gain/loss on change in fair value of interest rate swaps, stock-based compensation expense, loss on early extinguishment of debt, business combination transaction costs, lease abandonment charges, lease overlap costs for the incremental expenses associated with the Company’s new corporate headquarters prior to termination of its existing headquarters’ lease, net costs related to divestiture and less revenue and related cost of revenue associated with First Party Clinical Services, which was divested as of December 31, 2020. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA, and you should review the reconciliation of net income (loss) to adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. You should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020, respectively:

	Three months ended June 30,		Six months ended June 30,
(dollar amounts in thousands)	2021	2020	2021	2020
Net income (loss)	$3,816	$(1,961)	$(1,268)	$(27,213)
Interest expense	18,903	18,643	37,669	37,800
Income tax provision (benefit)	2,375	(331)	(704)	(9,711)
Amortization of intangible assets	18,078	18,078	36,155	36,155
Amortization of acquired technologies—Cost of revenue	6,580	6,574	13,160	13,149
Depreciation and amortization related to software, equipment and property	5,314	4,243	10,467	8,543

EBITDA	55,066	45,246	95,479	58,723
(Gain) loss on change in fair value of interest rate swaps	(3,089)	(620)	(6,366)	20,527
Stock-based compensation expense	2,883	2,371	15,537	5,601
Loss on early extinguishment of debt	—	—	—	8,615
Business combination transaction costs	1,953	—	4,955	—
Lease abandonment	925	—	1,850	—
Lease overlap costs	909	—	1,817	—
Net costs related to divestiture	1,494	—	2,266	—
First Party Clinical Services—Revenue	—	(6,603)	—	(18,255)
First Party Clinical Services—Cost of revenue	—	6,462	—	15,865

Adjusted EBITDA	$60,141	$46,856	$115,538	$91,076

Adjusted EBITDA increased $13.3 million, or 28.4%, for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. Adjusted EBITDA increased $24.4 million, or 26.8%, for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. These increases were driven primarily by increased software subscription revenues from expanding solution adoption among existing customers, existing customer upgrades and sales to new customers and economies of scale resulting from fixed cost arrangements.

Liquidity and Capital Resources

We have financed our operations from cash flows from operations. As of June 30, 2021, the Company had cash and cash equivalents of $58.5 million. The Company had a working capital surplus of $41.4 million at June 30, 2021 and had an accumulated deficit at June 30, 2021 totaling $265.2 million. As of June 30, 2021, the Company had $1,329.2 million aggregate principal amount outstanding on term loans.

We believe that our existing cash and cash equivalents, our cash flows from operating activities and our borrowing capacity under our revolving credit facilities will be sufficient to fund our operations, fund required long-term debt repayments and meet our commitments for capital expenditures for at least the next twelve months.

Although we are not currently a party to any material definitive agreement regarding potential investments in, or acquisitions of, complementary business, applications or technologies, we may enter into these types of arrangements, which could reduce our cash and cash equivalents or require us to seek additional equity or debt financing. Additional funds from financing arrangements may not be available on terms favorable to us or at all.

Debt

In connection with the Advent Acquisition, we entered into the First Lien Credit Agreement (“First Lien Credit Agreement”) and Second Lien Credit Agreement (“Second Lien Credit Agreement”).

On February 14, 2020, we refinanced our long-term debt and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement.

The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and we recognized an $8.6 million loss on early extinguishment of debt during the six months ended June 30, 2020.

First Lien Credit Agreement. The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million Dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolver. We received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.

The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. We received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million. The First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended Dollar Revolver and non-extended Multicurrency Revolver consist of commitments of $8.1 million and $4.4 million, respectively, which mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consist of commitments of $51.2 million and $27.6 million, respectively, which mature on October 27, 2023.

The First Lien Term Loan matures on April 27, 2024. The First Lien Term Loan requires (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on April 27, 2024. The First Lien Term Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by us, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. The annual excess cash flow calculation for the year ended December 31, 2020 required a principal prepayment of $1.5 million, which was paid in April 2021. The annual excess cash flow calculation for the year ended December 31, 2019 did not require a principal prepayment.

As of June 30, 2021, the amount outstanding under the First Lien Term Loan was $1,329.2 million.

In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers, which was fully repaid in June 2020. As of June 30, 2021, there were no amounts outstanding on the Company’s First Lien Revolvers.

Amounts outstanding under the First Lien Credit Agreement primarily bear interest at a variable rate which may be based on the LIBOR, plus a variable margin based upon the Company’s first lien leverage ratio, as defined in the First Lien Credit Agreement. Outstanding borrowings under the First Lien Term Loan bore interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s first lien leverage ratio. A quarterly commitment fee of up to 0.50% based upon the Company’s first lien leverage ratio (as defined in and as further set forth in the First Lien Credit Agreement) is payable on the unused portion of the First Lien Revolver.

During the three months ended June 30, 2021 and 2020 the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.1%, respectively. During the six months ended June 30, 2021 and 2020, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1% and 4.3%, respectively.

Borrowings under the First Lien Credit Agreement are guaranteed by Cypress Intermediate Holdings II, Inc. and certain of its U.S. subsidiaries. The First Lien Credit Agreement is secured by a first priority lien on the stock of CCC and substantially all of its assets, subject to various limitations and exceptions.

The First Lien Credit Agreement contains representations and warranties, and affirmative and negative covenants, customary for a financing of this type. We were in compliance with all affirmative and negative covenants during the three and six months ended June 30, 2021 and 2020. We are subject to a springing first lien leverage test under the First Lien Credit Agreement with respect to the First Lien Revolver, tested quarterly, only if a minimum of 35.0% of the First Lien Revolver borrowings (subject to certain exclusions set forth in the First Lien

Credit Agreement) are outstanding at the end of a fiscal quarter. We were in compliance with the first lien leverage test during the quarter ended March 31, 2020. Borrowings under our First Lien Revolvers did not exceed 35% of the aggregate commitments and we were not subject to the first lien leverage test for any subsequent fiscal quarter.

Second Lien Credit Agreement. The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). We received proceeds of $372.2 million, net of discount of $2.8 million, related to the Second Lien Term Loan.

In February 2020, using the proceeds from the incremental term loan provided in the First Lien Amendment, we fully repaid the outstanding balance on the Second Lien Term Loan (see Note 13 to the CCC condensed consolidated financial statements included elsewhere in our Form 8-K, filed on August 3, 2021 for additional information).

Amounts outstanding under the Second Lien Term Loan prior to repayment during the six months ended June 30, 2020 bore interest at a variable rate of LIBOR, plus 6.75%. During the six months ended June 30, 2020, the weighted-average interest rate on the Second Lien Term Loan was 8.6%.

The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, customary for a financing of this type. We were in compliance with all affirmative and negative covenants prior to repayment in February 2020.

Interest Rate Swap Agreements. In June 2017, we entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce our exposure to the variability from future cash flows resulting from interest rate risk related to our floating rate long-term debt. The aggregate notional amount of the Swap Agreements totaled $777.7 million and $864.9 million at June 30, 2021, and December 31, 2020, respectively. The Swap Agreements expire in June 2022.

Cash Flows

The following table provides a summary of cash flow data for the six months ended June 30, 2021 and 2020:

	Six months ended June 30,
(dollar amounts in thousands)	2021	2020
Net cash provided by operating activities	$59,820	$23,776
Net cash used in investing activities	(23,396)	(13,072)
Net cash (used in) provided by financing activities	(139,962)	2,160
Net effect of exchange rate change	(74)	(46)

Change in cash and cash equivalents	$(103,612)	$12,818

Net cash provided by operating activities was $59.8 million for the six months ended June 30, 2021. Net cash provided by operating activities consists of net loss of $1.3 million, adjusted for $64.3 million of non-cash items, ($0.6) million for changes in working capital and ($2.6) million for the effect of changes in other operating assets and liabilities. Non-cash adjustments include stock-based compensation expense of $15.5 million, depreciation and amortization of $59.8 million, deferred income tax benefits of ($11.1) million, amortization of deferred financing fees and debt discount of $2.7 million, change in fair value of interest rate swaps of ($6.4) million and $3.7 million in non-cash lease expense. The change in net operating assets and liabilities was primarily a result of an increase in accounts receivable of $7.7 million due to timing of receipts of payments from customers and an increase in deferred contract costs of $2.4 million due to higher employee sales incentives, partially offset by a decrease in accounts payable of $3.6 million due to timing of cash disbursements, a decrease in accrued expenses of $4.0 million due to timing of cash disbursements and employee incentive plan payments and an increase in deferred revenue of $2.3 million due to timing of customer receipts and revenue recognition.

Net cash used in investing activities was $23.4 million for the six months ended June 30, 2021. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $13.2 million and an investment in a limited partnership of $10.2 million.

Net cash used in financing activities was $140.0 million for the six months ended June 30, 2021. Net cash used in financing activities was primarily related to a dividend to shareholders of $134.5 million and principal payments on long-term debt of $6.9 million, partially offset by $1.5 million of proceeds from the issuances of common stock.

Off-Balance Sheet Arrangements

During 2020, we issued a standby letter of credit in association with the operating lease for our new corporate headquarters. The total amount outstanding at June 30, 2021 was $0.7 million.

We have not engaged in any additional off-balance sheet arrangements, as defined in the rules and regulations of the SEC, as of and during the six months ended June 30, 2021.

Emerging Growth Company Status

In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The Company is an emerging growth company, as defined in the JOBS Act, and has elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the CCC Consolidated Financial Statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. As described in “Recently Adopted Accounting Policies” in CCC’s audited consolidated financial statements included elsewhere in the Proxy Statement/Prospectus filed on July 6, 2021 by Dragoneer, the Company early adopted multiple accounting standards, as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an emerging growth company.

Recent Accounting Pronouncements

See Note 2 to the CCC condensed consolidated financial statements included as an exhibit to the 8-K/A for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosures. Our estimates are based on our historical experience, trends and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these judgments and estimates under different assumptions or conditions and any such differences may be material.

For information on our significant accounting policies, see Note 2 to the CCC unaudited condensed consolidated financial statements included as an exhibit to the 8-K/A.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

We are exposed to market risk related to changes in interest rates on $1,329.2 million of borrowings at June 30, 2021 that are floating rate obligations. These market risks result primarily from changes in LIBOR or prime rates.

Interest rate fluctuations can affect the fair value of our floating rate debt, as well as earnings and cash flows. If market interest rates rise, our earnings and cash flows could be adversely affected by an increase in interest expense. In contrast, lower interest rates may reduce our borrowing costs and improve our operational results. We continuously monitor our interest rate exposure and have elected to use derivative instruments to manage interest rate risk associated with floating rate debt.

In June 2017, we entered into three floating-to-fixed interest rate swap agreements related to a portion of our floating rate indebtedness. At each of June 30, 2021 and December 31, 2020, the notional amount of the interest rate swap agreements was $777.7 million. The interest rate swaps expire in June 2022.

As of June 30, 2021, a 100-basis point increase in interest rates would increase annual interest expense by $5.5 million after considering the effect of this hypothetical change on our floating rate debt and swap agreements.

Inflation Risk

CCC does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

Our reporting currency is the U.S. dollar, however for operations located in China, the functional currency is the local currency. Although we have experienced and will continue to experience fluctuations in our net income (loss) as a result of transaction gains (losses) related to transactions denominated in currencies other than the U.S. dollar, we believe that a 10% change in foreign exchange rates would not have a material impact on our results of operations.